Exhibit 99
                                                                      ----------

                             ALLOU HEALTHCARE, INC.
                               50 EMJAY BOULEVARD
                            BRENTWOOD, NEW YORK 11717
                            (American Stock Exchange
                              Trading Symbol: ALU)

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
SUMMARY                                                    COMPANY CONTACT

Allou Healthcare, Inc. announces certain developments:     Richard A. Sebastiao
                                                           Chief Restructuring Officer
o    Inventory and Accounts Receivable                     Allou Healthcare, Inc
     Substantially Overstated in Reports to                (631) 273-4000
     Lenders.
o    The Company Terminates the Employment of
     Principal Executive Officers.
o    Lenders File Additional Bankruptcy Petition.
o    Two directors resign from Board of Directors.
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     April 24, 2003. For immediate release.

     INVENTORY AND ACCOUNTS RECEIVABLE SUBSTANTIALLY OVERSTATED IN REPORTS TO LENDERS. The Company believes that the levels of assets collateralizing loans were substantially overstated in recent reports submitted by the Company to its senior lenders. The preliminary results of the Company's investigation indicate that inventory was overstated by approximately $35,000,000 and that accounts receivable may be overstated by $75,000,000 to $80,000,000, for a total overstatement of $110,000,000 to $115,000,000. The Company has retained a forensic accounting firm to assist with the continuing investigation of this matter.

     THE COMPANY TERMINATES THE EMPLOYMENT OF PRINCIPAL EXECUTIVE OFFICERS. Allou Healthcare, Inc. (the "Company") has terminated its employment of Victor Jacobs, Herman Jacobs, David Shamilzadeh and Jacob Jacobs. Victor Jacobs had been employed by the Company as Chairman of the Board; Herman Jacobs had been employed by the Company as Chief Executive Officer; David Shamilzadeh had been employed by the Company as President and Chief Financial Officer; and Jacob Jacobs had been employed by the Company as Executive Vice President. Each of the four terminated employees has retained his seat on the Company's board of directors, with Victor Jacobs still holding the board position of Chairman.

     Most of the duties of the offices in which the above named terminated individuals were employed will be performed by Richard A. Sebastiao. The Company previously announced the retention of Mr. Sebastiao as its Chief Restructuring Officer. In connection with its retention of Mr. Sebastiao, the Company entered into an agreement with Mr. Sebastiao's company, RAS Management Advisors, Inc. ("RAS") of Providence, Rhode Island, pursuant to which RAS will evaluate the Company's existing inventory and receivables, act as liaison with senior and unsecured lenders, make all employment-related decisions, review and approve purchase orders and disbursements, and directly supervise the accounting, information technology, warehousing/distribution, sales, purchasing and security departments. In addition, Mr. Sebastiao will seek buyers for the various operating units of the Company in an expeditious manner.



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     LENDERS FILE ADDITIONAL BANKRUPTCY PETITION. On April 21, 2003, the
Company's senior lenders, led by Congress Financial Corporation, filed an involuntary petition for bankruptcy in the Eastern District of New York under chapter 11 of the United States Bankruptcy Code with respect to the Company and two of its subsidiaries, Rona Beauty Supplies, Inc. and Trans World Grocers, Inc. Chapter 11 is the reorganization provision of the Bankruptcy Code under which it is possible for a company to continue its operations, restructure its indebtedness and emerge from chapter 11 bankruptcy as a reorganized enterprise.

     On April 9, 2003, the lenders filed an involuntary chapter 11 bankruptcy petition with respect to M. Sobol, Inc., Allou Distributors, Inc., Direct Fragrances, Inc., and Stanford Personal Care Manufacturers, Inc., which are principal operating subsidiaries of the Company. The April 9, 2003 filing was consented to by all parties involved.

     TWO DIRECTORS RESIGN FROM BOARD OF DIRECTORS. Stuart Glasser and Jeffrey Berg have resigned from the Company's Board of Directors. Mr. Glasser and Dr. Berg were two of the Company's three outside directors. The remaining five directors are Mr. Sol Naimark, who is not employed by the Company, and Victor Jacobs, Herman Jacobs, David Shamilzadeh and Jacob Jacobs, each of whom was previously employed by the Company as noted above.

     ABOUT THE COMPANY. Allou Healthcare, Inc. distributes consumer personal care products and prescription pharmaceuticals. The Company also manufactures upscale hair and skin care products for sale under private labels. The Company's consumer personal care products distribution business includes prestige brand name designer fragrances, brand name health and beauty aids products and non-perishable packaged food items. Its prescription pharmaceuticals distribution business includes both brand name and generic pharmaceutical products.

     The Company and certain of its subsidiaries are the subjects of chapter 11 bankruptcy proceedings. The Company's class A common stock is registered with the Securities and Exchange Commission and is listed on the American Stock Exchange under the trading symbol ALU. Trading in the class A common stock was halted by the American Stock Exchange on April 9, 2003.

     Certain statements in this announcement are "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements, which may refer to the expectations of the Company's management or advisors concerning the outcome of future events, and which may include the words "believe" or "intend" or other descriptions of such expectations, involve certain known and unknown risks, uncertainties and other factors that may cause the statements to be materially different from actual future results.